COMPAQ COMPUTER CORPORATION
                   CHANNEL PROGRAM AUTHORIZATION REQUIREMENTS

Compaq Channels must at all times meet the following requirements, which are material terms of the Agreement, to retain their eligibility to participate in Compaq's Channel Program.

Procurement and Distribution

o Distributor shall procure all Compaq Build-to-Order Business Systems Products directly from Compaq Distributor Alliance Partners in the U.S. or Compaq Authorized Channel Partners in the U.S. (as identified by Compaq) and shall not procure Compaq Build-to-Order Business Systems Products from any other source unless otherwise agreed to in writing by Compaq. Distributor shall procure all Compaq Enterprise Products (if authorized) directly from Compaq in the U.S. or from Compaq Enterprise Authorized Channel Partners in the U.S. (as identified by Compaq) and shall not procure Compaq Enterprise Products from any other source unless otherwise agreed to in writing by Compaq. Distributor shall procure all Compaq Configure-to-Order Products directly from Compaq in the U.S. (and shall not procure such products from any other source than Compaq in the U.S.) unless otherwise agreed to in writing by Compaq. Distributor shall not import Compaq Products purchased in other countries by Distributor or Distributor's affiliated entities or third parties.

o Goods purchased or received under this Agreement as well as all information disclosed by Compaq are subject to United States export regulations. Distributor may not export such goods or information without first obtaining written permission from Compaq.

o Compaq reserves the right to market Compaq Products or other products to Compaq Authorized Resellers, or any other third parties, or in the geographic areas served by Distributor, either directly or indirectly, through any means without obligation or liability to Distributor.

o Distributor shall sell to end users and Compaq Authorized Resellers and shall not sell or otherwise make available Compaq Products to any unauthorized third party for the purpose of resale to others unless approval to do so has been given by Compaq to Distributor in writing.

o Distributor shall make its best efforts to stop selling Compaq Products to Compaq Authorized Resellers upon one (l)-day written notice (and in any event not more than five (5) days thereafter) of the termination or expiration of the Compaq Reseller Agreement with any Authorized Reseller. Upon the expiration or termination of its Reseller Agreement with Compaq, said Reseller shall no longer be an Authorized Reseller.

o Distributor shall not incorporate or substitute parts or options not manufactured or sold by Compaq into Compaq Products unless Distributor notifies the Compaq Authorized Reseller or end customer of such incorporation or substitution in writing. Distributor shall also inform the Compaq Authorized Reseller or customer that parts or options not manufactured or sold by Compaq are not warranted by Compaq.

o Distributor shall maintain for five (5) years from the date of sale a list of all customers and their addresses at the time of sale together with Compaq product serial numbers, and shall provide such information to Compaq upon request. Failure to maintain or provide this information within ten
     (10) days of request may result in suspension and forfeiture of amounts due Distributor under Compaq programs including, but not limited to, Compaq Product Returns, Goal Attainment, MDF, TOSS, Price Protection, rebates, promotions, DOA Testing Incentives, or Shipping Quality Incidents, in Compaq's sole discretion.

Financial

o Distributor shall not deduct against amounts owed by Distributor to Compaq any claims against Compaq prior to the issuance of credit by Compaq including, but not limited to, Goal Attainment, MDF, TOSS, Price
     Protection, rebates, promotions, DOA Testing Incentives, or Shipping Quality Incidents. Claims so deducted are subject to suspension and forfeiture by Distributor, in Compaq's sole discretion.

o Distributor shall obtain and keep current Commercial General Liability insurance at a minimum limit of $2,000,000 (CDN) per occurrence, $2,000,000 (CDN) aggregate, including Compaq Computer Corporation as Additional Insured. Compaq's status as an Additional Insured shall be limited to the terms and conditions of the Distributor Agreement. The Commercial General Liability insurance is to be maintained for the full term of this Agreement. Compaq reserves the right to require Distributor to provide valid Certificates of Insurance showing Compaq Computer
      Corporation as the Certificate Holder as evidence that the required insurance has been in place since the inception of this Agreement, and is still currently valid. Each Certificate of Insurance shall contain a provision that coverage afforded under the required policy or policies will not be cancelled or non-renewed without at least thirty (30) days prior written notice to Compaq.

o Distributor shall maintain an overall credit rating satisfactory to Compaq in its sole judgment.

o In the event of any merger, consolidation, change in key management, change of control, transfer of any substantial part of Distributor's business, whether by sale of stock, sale of assets, or otherwise, Distributor shall notify Compaq in writing within ten (10) days of such change. Authorization to resell Compaq Products is personal to Distributor and, upon occurrence of any of the above-mentioned events, Compaq reserves the right to terminate this Agreement immediately.

o Distributor shall provide Compaq with a valid resale exemption certificate(s), as required by law, in lieu of, or with respect to, sales tax for the Compaq Products purchased. Distributor agrees to promptly notify Compaq of the revocation or modification of any such resale exemption certificate.

Service and Support

o Distributor shall maintain at each of its Authorized Service Locations one or more full-time employees who have, in the sole judgment of Compaq, passed the applicable service authorization training and are, in the sole judgment of Compaq, capable of effectively providing warranty and maintenance service on all Compaq Products.

o Distributor shall maintain at each of its Authorized Service Locations adequate floor space and related facilities to provide warranty and maintenance service to purchasers of Compaq Products.

o    Distributor  shall  maintain  adequate  tools  and test  equipment  at each
     Authorized   Service  Location  to  provide  warranty  service  for  Compaq
     Products.

o Distributor shall validate all warranty claims and render warranty service by the end of the next business day of the receipt by Distributor of any Compaq Products regardless of place of purchase, according to procedures established by Compaq.

o Distributor shall not perform service on Compaq Products using parts not manufactured or sold by Compaq without identifying to the customer which parts are not manufactured or sold by Compaq and notifying the customer that such parts are not warranted by Compaq.

o Distributor shall use only parts manufactured or designed by Compaq when performing warranty service on Compaq Products.

o Distributor shall promptly report to Compaq all suspected Compaq product defects or safety problems and keep Compaq informed of customer complaints.

o Distributor shall provide all assistance reasonably required by Compaq in implementing any mandatory safety changes.

Sales Support

o Distributor shall exert its best efforts to recruit value-added resellers from Distributor's reseller network consistent with the objectives and requirements of Compaq, and to pre-qualify these resellers for Compaq according to the criteria established by Compaq.

o Distributor shall provide Compaq with an annual business plan, updated quarterly, according to guidelines established by Compaq.

o Distributor shall establish and maintain compensation plans (or other incentive plans) for Distributor's employees, agents and subcontractors involved in the marketing, advertising, promotion, sales and/or servicing of Compaq Products which are at all times proportionally fair to Compaq in comparison to similar plans for any other competitive products sold by Distributor and which reflect Distributor's obligation to exert best efforts to sell Compaq Products.

o Distributor shall develop and implement marketing programs, acceptable to Compaq and appropriate for promoting Compaq Products to Compaq Authorized Resellers and end customers.

o Distributor shall use its best efforts to market, advertise, promote and sell Compaq Products. To that end Distributor shall maintain at each Authorized Sales Location one or more employees who have, in the sole judgment of Compaq, passed Compaq sales authorization training and are capable of effectively marketing Compaq Products.

o Distributor shall promptly respond to all inquiries or requests related to Compaq Products from Compaq Authorized Resellers. Distributor shall forward to Compaq Authorized Resellers all technical and sales materials relating to Compaq Products which are furnished to Distributor by Compaq for the purpose of redistribution, including copies of Compaq product lists.

General

o Distributor agrees to provide Compaq with a weekly sales and inventory report and such other reports in accordance with the procedures specified from time to time by Compaq.

o Distributor shall conduct business at all times in a manner that reflects favorably upon the reputation, quality, goodwill and credibility of Compaq and Compaq Products. To this end, Distributor shall not disparage Compaq or Compaq Products in any way or make any representations or express any opinions regarding the features or capabilities of Compaq Products which are not consistent with those found in literature or other materials distributed by Compaq.

o Distributor shall obey all applicable laws, comply with all applicable rules and regulations, and conduct business in an ethical manner.

o Distributor is encouraged to conduct all applicable business transactions through Electronic Data Interchange (ED[). Compaq will exercise its best efforts to provide Distributor with reasonable EDI business and technical support and information in order to enable Distributor to implement ED[ transactions within the specified period.

Audit

o Upon five (5) days prior written notice from Compaq, Distributor shall allow Compaq or its third party representatives access to Distributors facilities, systems, and records for the purpose of verifying the accuracy of any information provided to Compaq by Distributor, and ensuring Distributor's compliance with the terms of these Authorization Requirements and with the terms of Compaq programs including but not limited to, Compaq Product Returns, Goal Attainment, MDF, TOSS, Price Protection, rebates, promotions, DOA Testing Incentives, or Shipping Quality Incidents.

o Any failure to comply with audit requirements may result in suspension and forfeiture of amounts due Distributor under Compaq programs including, but not limited to, Compaq Product Returns, Goal Attainment, MDF, TOSS, Price Protection, rebates, promotions, DOA Testing Incentives, or Shipping Quality Incidents until completion of the audit, in Compaq's sole discretion.

o If, as a result of an audit, Compaq determines that amounts paid or claimed by Distributor to be payable to Distributor under Compaq programs do not comply with the Agreement or applicable program requirements, Distributor shall promptly repay Compaq for any such amounts paid to Distributor by Compaq and, if such amounts improperly paid or claimed by Distributor exceed $50,000 for any calendar quarter, Distributor shall wspromptly pay Compaq for the reasonable costs of the audit.






Compaq  reserves  the  right  to  change  its  Channel   Program   Authorization
Requirements from time to time at its sole discretion.

                                                                          Req-ID
                                                               September 1, 1999